Exhibit 99

Frontier Communications Corporation Declares Fourth-Quarter Dividends

Norwalk, Conn., November 1, 2016 – Frontier Communications Corporation (NASDAQ: FTR) announced today that its Board of Directors has declared a regular quarterly cash dividend on Frontier’s 11.125% Mandatory Convertible Preferred Stock, Series A, of $2.78125 per share, payable on December 30, 2016 to holders of record at the close of business on December 15, 2016.

The Board of Directors also has declared a regular quarterly cash dividend of $0.105 per share of common stock, payable on December 30, 2016 to holders of record at the close of business on December 15, 2016.

About Frontier Communications

Frontier Communications Corporation is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Peter DePasquale
Vice President, Investor Relations	Vice President, Corp. Comm.
(203) 614-5044	(203) 614-5097
luke.szymczak@ftr.com	peter.depasquale@ftr.com